Prospect Capital Announces Promotion of Brian H. Oswald to Chief Financial Officer and Chief Compliance Officer

NEW YORK, NY -- 10/03/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect" or "Company") announced today that Brian H. Oswald has been promoted to Chief Financial Officer and Treasurer as of November 11, 2008, and Chief Compliance Officer and Secretary as of October 1, 2008.

"As our business needs have grown, promoting Brian to the CFO and CCO roles is a natural evolution that has been in the works for some time, given the full-time demands of these responsibilities," said John F. Barry, Chairman and Chief Executive Officer of the Company. "We are delighted to be promoting Brian while maintaining continuity of the Vastardis relationship."

Mr. Oswald joined Prospect Administration earlier this year. Prior to joining Prospect, Mr. Oswald spent two years with the Structured Finance Division of GSC Group, serving as Managing Director of Finance for this asset management company. At GSC, Mr. Oswald managed the finances for a REIT, two hedge funds and thirteen CDOs.

From 2003 to 2005, Mr. Oswald led Capital Trust, Inc., a self-managed finance and investment management REIT which specializes in credit-sensitive structured financial products, as Chief Financial Officer. From 1997 to 2003, he served as Chief Accounting Officer for Capital Trust. During his tenure with Capital Trust, the company completed a significant public offering, which recapitalized the company, and raised three private equity funds with commitments in excess of $1.5 billion.

Mr. Oswald began his career at KPMG Peat Marwick, where he held various positions over his ten-year tenure, finishing as a Senior Manager in the financial institutions group. During his time at KPMG, he served as the reviewing senior manager for several initial public offerings of financial institutions.

After KPMG, Mr. Oswald served as the Executive Vice President and President of Gloversville Federal Savings and Loan Association, served as the Director of Financial Reporting and Subsidiary Accounting for River Bank America and served as the Corporate Controller for Magic Solutions, Inc. In each of these positions, Mr. Oswald instituted significant operational changes and was instrumental in raising additional equity for River Bank America.

Mr. Oswald holds a B.A. degree in Accounting from Moravian College. He is a licensed Certified Public Accountant in the States of New York and Pennsylvania, and is a Certified Management Accountant. Mr. Oswald also serves as a board member of RMJ Laboratories, Inc.

Mr. Oswald replaces Mr. William E. Vastardis, whose Vastardis Fund Services LLC continues as a Sub-Administrator providing accounting and administrative services to the Company.

"Brian and I have been planning this transition of corporate titles for awhile, and we expect the transition to be a seamless one, especially since we will continue to provide financial services to Prospect," said Mr. Vastardis.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577